Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: August 30, 2012

Heritage Financial Authorizes New Stock Repurchase Program

Olympia, WA, August 30, 2012/ PRNewswire/ — Heritage Financial Corporation (“Company”) (Nasdaq: HFWA), announced that its Board of Directors has authorized the repurchase of up to 5% of the Company’s outstanding shares or approximately 757,000 shares. The number, timing and price of shares repurchased will depend on business and market conditions, and other factors, including opportunities to deploy the Company’s capital. The repurchase program may be discontinued at any time.

The new stock repurchase program follows the previous stock repurchase program, which allowed for the buyback of approximately 782,000 shares and expired August 23, 2012. Under the previous program, 590,832 shares were repurchased.

As of June 30, 2012, the Company had consolidated total assets of $1.34 billion and shareholder’s equity of $200.1 million with tangible common equity to tangible assets at 14.0%.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-seven full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. The Company’s stock is traded on the Nasdaq Global Select Market under the symbol “HFWA”. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Source: Heritage Financial Corporation

Contact: Donald J. Hinson, Senior Vice President and Chief Financial Officer, (360) 943-1500